Exhibit 10.3

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into as of July 10th, 2006, by and among:

On Track Innovations Ltd., a company duly organized and existing under the laws of the state of Israel (Reg No. 52-004286-2), which its ordinary shares are registered for trade in NASDAQ stock exchange (OTIV), having its principle place of business at Z.H.R. I.Z. Rosh-Pina 12000, Israel (“OTI”);

Of the one part

a n d

Easy Park Ltd., a private company, a subsidiary of OTI, duly organized and existing under the laws of the state of Israel (Reg No. 51-161929-8), having its principle place of business at Z.H.R.I.Z. Rosh-Pina 12000, Israel (“EP”);

Of the second part

a n d

Avner Simchai. (I.D. No. 00-580740-9), from kibbutz Hagoshrim ("Avner Simchai").

Of the third part

(OTI, EP and Avner Simchai, shall be collectively referred to as the “Parties”)

WHEREAS, Avner Simchai is the owner of 2,600 Ordinary Shares par value NIS 0.01 each of EP (the “EP Shares”); and

WHEREAS, Avner Simchai wishes to transfer to OTI 2,595 (two thousand, five hundred and ninety five) EP Shares (the “Transferred Shares”) in consideration for the grant of an accumulated amount of 12,000 (twelve thousand) Ordinary Shares, par value of NIS 0.1 each, of OTI (the “OTI Shares”), and OTI wishes to receive such Transferred Shares in consideration for the grant of such OTI Shares to Avner Simchai, all in accordance with, and subject to, the terms and conditions set forth in this Agreement; and

WHEREAS, Avner Simchai and OTI acknowledge and agree that a conversion ratio of 2,595 (two thousand, five hundred and ninety five) EP Shares in exchange for an accumulated amount of 12,000 (twelve thousand) OTI Shares (the “Conversion Ratio”), is satisfactory and fair.

NOW, THEREFORE, in consideration of the mutual promises and covenants, set forth herein, the Parties hereby agree as follows:

1.	Representations and Warranties of Avner Simchai.

Avner Simchai hereby represents and warrants to OTI, and acknowledges that OTI is entering into this Agreement in reliance thereon, as follows, which representations and warranties are true and correct as of the date hereof and as of the Effective Date:

1.1	Avner Simchai is the sole owner and of record, and has good title to all the Transferred Shares. The Transferred Shares are validly issued and outstanding and are fully paid and non-assessable. The Transferred Shares are not subject to any liens, charges, claims, pleas, encumbrances, or third party’s rights of any kind whatsoever, including but not limited to any rights of first refusal or co-sale or any other restrictions or limitations on transfer or sale or any other restrictions or limitations whatsoever (“Liens”).

1.2	The Transferred Shares, when transferred to OTI in accordance with this Agreement, will be free and clear of all Liens and will have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association and can be duly registered in the name of OTI in the Company’s share transfer register.

1.3	Authorization. Avner Simchai hereby represents and warrants, that all actions on his part for the authorization, execution, delivery and performance by him of this Agreement and the consummation of the transactions contemplated hereby and for sale, transfer and assignment of the Transferred Shares have been, or will be taken, upon signature of this Agreement. This Agreement is and will be valid and binding obligations of Avner Simchai, enforceable in accordance with its terms.

1.4	Neither the execution and delivery of this Agreement and any ancillary document nor compliance by Avner Simchai with the terms and provisions hereof and thereof, will conflict with, or result in a breach or violation of any of the terms, conditions and provisions of: (i) the Company’s Articles of Association, or other governing instruments of the Company (ii) any judgment, order, injunction, or ruling of any court or governmental authority, domestic or foreign, (iii) any agreement, contract, lease, license or commitment to which Avner Simchai is a party or to which he or his assets or property is subject, or (iv) applicable law. Such execution, delivery and compliance will not (a) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or otherwise require the consent or approval of any person, including his spouse, which consent or approval has not heretofore been obtained. No consent is required for Avner Simchai to become a party to this Agreement and to perform his obligations under this Agreement.

1.5	Enforceability. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental authority or arbitration tribunal by which Avner Simchai or by which any his assets are bound that will or could reasonably be expected to prohibit or render unenforceable his execution, delivery or performance of this Agreement or the consummation of the purchase and sale contemplated hereby and to Avner Simchai’s best knowledge, no action or litigation of this type is threatened against him.

1.6	Compliance with Other Instruments. Avner Simchai is not in default (a) under any mortgage, lease, agreement, contract, or other instrument, document or agreement to which Avner Simchai is a party or by which the Transferred Shares are bound or affected or (b) with respect to any law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental commission or agency, which is related to the Transferred Shares or otherwise would adversely affect his rights in and to the Transferred Shares or his financial obligations

1.7	At the Effective Date (as defined below), in exchange for the grant of OTI Shares, OTI will receive good and exclusive title in all the Transferred Shares, subject to no liens, charges, claims, pleas, encumbrances, or third party’s rights of any kind whatsoever.

1.8	The transaction contemplated in this Agreement was originally initiated by Avner Simchai and is hereby being executed pursuant to his request. Avner Simchai has had the opportunity to examine the terms and conditions of the transaction contemplated under this Agreement by its legal counsels and any other counsel or advisor (financial or other) and found the terms and conditions specified in this Agreement, including but not limited to the Conversion Ratio, satisfactory and fair.

1.9	Avner Simchai has had an opportunity to review with his own tax advisors the tax consequences of the transactions contemplated by this Agreement. Avner Simchai understands that he must rely solely on his advisors and not on any statements or representations made by OTI or EP, if any, or any of their representatives, if any. Avner Simchai understands that he, Avner Simchai, shall be responsible for his own tax liabilities and consequences that may arise as a result of the transactions contemplated by this Agreement.

1.10	Avner Simchai recognizes that given the fact that OTI is engaged in the field of high-tech industry and due to other risk factors, the purchase of OTI’s securities, as specified in this Agreement, involves a high degree of risk.

1.11	Legal Power. Avner Simchai has all requisite power and the legal authority to enter into and perform this Agreement, bind himself hereunder and comply with his obligations hereunder. No bankruptcy and/or similar proceedings have been instituted or threatened by or against Avner Simchai, and he does not have any knowledge or information indicating the possibility of such proceedings being instituted against him.

1.12	Other than the OTI Shares that will be granted in accordance with this Agreement, Avner Simchai is not and will not be entitled to any other consideration and/or payments and/or any other rights whatsoever from OTI and/or from EP.

2.	Representations and Warranties of OTI.

OTI hereby represents and warrants to Avner Simchai, as follows:

2.1	OTI is a company incorporated under the Laws of the State of Israel.

2.2	The Ordinary Shares, par value NIS 0.1 each, of OTI are listed and traded on the NASDAQ National Market.

3.	Transfer of EP Shares and Grant of OTI Shares.

3.1	Subject to the fulfillment of the conditions specified in Section 4 below, Avner Simchai hereby irrevocably undertakes to transfer on the Effective Date (as such term is defined below) the Transferred Shares to OTI.

3.2	In order to effectuate the transfer of the Transferred Shares to OTI, Avner Simchai hereby signs an irrevocable share transfer deed, in a form attached hereto as Schedule A(the “Deed”). The date of actual transfer of shares under the Deed will remain blank, and Avner Simchai hereby irrevocably authorizes OTI to insert the applicable Effective Date in the Deed concurrently with the fulfillment of the pre-conditions stipulated in Section 4 below.

In addition, Avner Simchai shall deliver to EP on the date hereof the share certificate(s) reflecting the Transferred Shares and EP will cancel such share certificate and issue a new share certificate to OTI reflecting the Transferred Shares. In case Avner Simchai does not hold a share certificate covering the Transferred Shares, he will sign affidavit of lost certificate and indemnification letter with respect to such share certificate in the form satisfactory to OTI

3.3	In consideration for the transfer of the Transferred Shares to OTI, pursuant to Section 3.1 above, and subject to the provisions of Section 4 below, OTI shall grant to Avner Simchai on the Effective Date the OTI Shares.

3.4	All tax liabilities with relation to the grant of the OTI Shares, the allocation of shares and sale of the Transferred Shares, shall be incurred solely by Avner Simchai and he shall be exclusively responsible to pay all such taxes in full.

4.	Conditions Precedent.

The grant of the OTI Shares under this Agreement is subject to and contingent upon the following conditions, in a manner satisfactory to both OTI and its legal counsels, at their sole discretion:

4.1	Approval of this Agreement and the transfer of the Transferred Shares contemplated in this Agreement by all shareholders of EP.

4.2	Approval of this Agreement and the grant of the OTI Shares incorporated in this Agreement by the Compensation Committee and the Board of Directors of OTI.

4.3	All of Avner Simchai’s representations and warranties are true and correct of the date of this Agreement and as of the Effective Date.

4.4	The Parties hereby acknowledge and agree that at the date hereof, none of the OTI Shares, nor the resale of the OTI Shares, have been registered with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended (the “SecuritiesAct”), and that the OTI Shares may not be sold, transferred or otherwise disposed of unless registered under the Securities Act (and, where required, under the laws of one or more other jurisdictions), except in accordance with Regulation S (“Regulation S”) under the Securities Act, or unless another exemption from registration is then available.

4.5	Avner Simchai acknowledges and agrees that, until such time as a registration statement with respect to the OTI Shares has been declared effective by the SEC, all certificates representing the OTI Shares shall bear, and shall be subject to, a restrictive legend.

4.6	Avner Simchai undertakes not to engage in hedging transactions in the United States of America with regard to the OTI Shares unless such transactions are conducted in compliance with the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the “ExchangeAct”), and the rules and regulations promulgated thereunder.

4.7	OTI hereby undertakes to complete, as promptly as practicable, the necessary actions required to register for resale the OTI Shares with the SEC and make the OTI Shares eligible for trading in the NASDAQ National Market. As promptly as practicable thereafter, OTI shall deliver to Avner Simchai a notice confirming that a registration statement with respect to the OTI Shares has been declared effective by the SEC and the OTI Shares are eligible for trading in the NASDAQ National Market.

4.8	Avner Simchai hereby confirms that he shall be solely responsible and liable for any taxes arising out of or in connection with the sale of the OTI Shares.

4.9	Avner Simchai hereby irrevocably waives, relinquishes and releases OTI from any and all claims, rights, demands or causes of action asserted or non-asserted which Avner Simchai may have had, now has or hereafter may have against OTI and/or its directors, officers, employees, agents and/or consultants, in connection with the issuance and sale of the OTI Shares, including without limitation, any fluctuations in the OTI Share price.

The date, on which all said conditions in this section 4 are completed in full, shall be referred to as the “Effective Date”.

5.	Additional Covenants.

5.1	Avner Simchai hereby relinquishes all rights he has (if any) regarding the appointment of Directors to the Board of Directors of EP.

5.2	Avner Simchai will treat and hold confidential all information concerning the businesses and affairs of EP and its affiliates that is not already generally available to the public including, without limitation, patents, trade secrets, know how, information relating to products and research and development activities, pricing policies, customer lists and other business affairs related to EP and its affiliates (“Confidential Information”), and will refrain from (i) disclosing such Confidential Information, or (ii) using any of the Confidential Information and will deliver promptly to EP all tangible embodiments in any medium (and all copies) of the Confidential Information which are in his possession.

5.3	Avner Simchai hereby agrees that, for as long as he continues to hold EP Shares, and for a period of 3 (three) years thereafter, he shall not, directly or indirectly, (a) compete with EP or any of its affiliated companies in the field of smart cards, including, but not limited to, by way of becoming owner, executive officer, or director of any entity that competes with EP or any of such affiliates companies and/or (b) otherwise become or remain involved, or in any way participate, in any Competitive Activity.

“Competitive Activity” shall mean any activity in the field of smart cards in which Avner Simchai and/or any company or other entity in which Avner Simchai has any interest, (including by way of consultation) participates, directly or indirectly.

Furthermore, Avner Simchai hereby undertakes that, for as long as he continues to hold EP Shares, and for a period of 2 (two) years thereafter, he shall not directly or indirectly solicit, entice, persuade, or induce any employee of EP or any of its affiliates, or any client of EP, to terminate his employment by, or contractual relationship with, EP, or to enter into contractual relations with competitor of EP, or authorize or assist in the taking of any such actions by any third party.

6.	Miscellaneous.

6.1	Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the undersigned Parties as reflected thereby.

6.2	This Agreement shall be governed by and construed according to the laws of the state of Israel and the competent courts in Tel-Aviv shall have exclusive jurisdiction in all matters pertaining to this Agreement.

6.3	This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the parties to this Agreement. All article and section headings are inserted for convenience only and shall not modify or affect the construction or interpretation of any provision of this Agreement. The preamble and schedules to this Agreement are incorporated herein and form an integral part of this Agreement.

6.4	All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be telecopied, faxed or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed to such Party’s address as set forth above or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision. Any notice sent in accordance with this Section 6.4 shall be effective (i) if mailed, five (5) business days after mailing, (ii) if sent by messenger, upon delivery, and (iii) if sent via telecopier or fax, upon transmission and confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt.

6.5	No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

/s/ Oded Bashan /s/ Ronnie Gilboa —————————————— On Track Innovation Ltd.	/s/ Oded Bashan /s/ Ronnie Gilboa —————————————— Easy Park Ltd.	/s/ Avner Simchai —————————————— Avner Simchai